The premier capital provider to the hospitality industry ™	NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST ANNOUNCES CLOSING OF ITS FOLLOW-ON OFFERING AND THE EXERCISE OF THE OVER-ALLOTMENT OPTION
DALLAS — (April 24, 2007) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the closing of its follow-on offering and the exercise of the underwriters’ over-allotment option to purchase 6,375,000 shares of common stock from the Company for $11.75 per share. In total, the Company sold 48,875,000 shares of common stock at $11.75 per share. The net proceeds from the offering will be used to pay off approximately $549 million of floating rate debt carrying a blended interest rate of 6.9%.
Wachovia Securities, Merrill Lynch & Co. and Morgan Stanley & Co. Incorporated acted as the joint book-running managers of the offering. Banc of America Securities LLC, Friedman Billings Ramsey, UBS Investment Bank, Robert W. Baird & Co., Calyon Securities (USA) Inc., JMP Securities, KeyBanc Capital Markets, RBC Capital Markets, Stifel Nicolaus, Davenport & Company LLC, and Morgan Keegan & Company, Inc. acted as co-managers.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any common stock nor shall there be any sale of such common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the final prospectus supplement and related prospectus for the offering may be obtained from Wachovia Capital Markets, LLC, 375 Park Avenue, 4th Floor, New York, NY 10152, Attention: Equity Syndicate Department; Merrill Lynch & Co., 250 Vesey Street, New York, NY 10080; or Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department.
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions.
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14185 Dallas Parkway, Suite 1100, Dallas, tx 75254 Phone: (972) 490-9600